Exhibit 10.1

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (this “Agreement”) is made this 7th of June, 2013 by and among Excel Business Solutions, Inc.,  a Delaware corporation with offices at 595 Madison Ave, Suite 1101, New York, New York 10022 (“Excel”), on the one hand, and Tribul Merchant Services, LLC, Tribul, LLC,  Tribul Cash, LLC, Tribul of America, LLC and Second Source Funding LLC, each a New York limited liability company with offices at 262a Albany Street, Brooklyn, New York 11213 (collectively, “Tribul Entities”), on the other hand.

WITNESSETH:

WHEREAS, Tribul Entities are in the business of providing a variety of merchant products and services including credit and debit card processing, ATM, gift, loyalty, prepaid card, ACH, check services, factoring the purchase of merchant credit card receivables and receipts and other products and/or services, equipment leasing and sales (collectively, the “Merchant Program”);

WHEREAS, Tribul Entities are “merchant acquirers” for Cynergy Data LLC (“Cynergy”) and pursuant to agreements with such credit card processor;

WHEREAS,  in connection with the Merchant Program, Tribul Entities (through their respective employees and/or other appointed sub-contractors) provide management and administrative services with respect to the apportionment and settlement of collected commissions, fees, payments, charges and/or “residual revenues” among banks, financial institutions, credit card processors, independent sales organizations (“ISOs”), super-ISOs, sales representatives, sales agents, ancillary service providers, and merchants who are in the chain of credit and debit transactions in respect of the settlement of  credit card purchases and sales and ancillary support services for merchants (collectively, “ISO Office Functions”) pursuant to agreements with such respective entities or persons; and

WHEREAS, Tribul Entities desire to retain the services of Excel to perform the ISO Office Functions as agent and on behalf of Tribul Entities, and Excel desires to perform such services, all as provided hereinafter.

NOW THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, the parties hereby agree that, effective and beginning June 1, 2013 (the “Effective Date”):

1.
Tribul Entities hereby appoint Excel, and Excel hereby accepts such appointment, on the terms and conditions set forth herein, to perform the ISO Office Functions (as more particularly described in Exhibit A hereto) as agent and on behalf of Tribul Entities.

2.
Until the time that Excel has, pursuant to the execution and effectiveness of residual purchase agreements by Excel and a sufficient number of ISOs and super-ISOs in the Merchant Program,  purchased a minimum of $80,000 per month in residual revenues from those ISOs and Super-ISOs subject to a revenue share and cooperation agreement with the processor / Super-ISO responsible for those merchant accounts that is satisfactory to Excel, Tribul Entities shall, jointly and severally, pay to Excel a service fee of $29,500 per month for each month that Excel provides the ISO Office Functions hereunder, which shall be due and payable on or before the 21st day of each calendar month.   Excel shall be entitled to deduct and withdraw such monthly service fee from any funds held by Excel on behalf of the Tribul Entities.  Tribul Entities shall, jointly and severally, reimburse Excel for its reasonable out-of-pocket expenses incurred in the course of performing the ISO Office Functions, in each case subject to presentation of receipts and/or other supporting information as Tribul Entities may reasonably require.

3.
On or before the 20th day of each calendar month during the term of this Agreement, Tribul Entities shall, jointly and severally, remit to a bank account designated by Excel an aggregate amount equal to all payments owing by Tribul Entities to the various banks, financial institutions, credit card processors, ISOs, super-ISOs, sales representatives, sales agents, ancillary service providers, merchants and other payees of the Merchant Program who are entitled to receive payments from Tribul Entities for such calendar month (collectively, “Settlement Payments”), together with back-up documentation detailing the amount to which each such payee is entitled, remittance instructions and such other information as may be reasonably requested by Excel.

4.
Tribul Entities shall cooperate with Excel by providing Excel promptly upon request with any information or documents in the possession of any of the Tribul Entities or readily obtainable by any of them to the extent such information or documents are reasonably necessary to enable Excel to perform the ISO Office Functions hereunder.  Without limiting the generality of the foregoing, Tribul Entities hereby designate Kutty Chanin as the initial relationship manager responsible for assisting Excel hereunder.   From time to time, Tribul Entities may designate substitute or replacement relationship managers by giving written notice thereof to Excel.

5.
Subject to Tribul Entities’ compliance with Sections 2 and 3 above, Excel shall, using its best efforts, perform the ISO Office Functions, including, without limitation, the disbursements of the Settlement Payments to the various payees in the Merchant Program.    Excel shall have the authority to appoint other service providers to perform any of the ISO Office Functions; provided, however, that Excel shall be responsible for the acts or omissions of such other service providers.

6.
Tribul Entities hereby authorize Excel, for Tribul Entities’ accounts and on their behalf, to perform any act or do anything necessary or desirable in order to carry out Excel’s obligations hereunder. Everything done by Excel under this Agreement shall be done as agent of Tribul Entities, and all obligations and reasonable expenses incurred in connection therewith shall be borne, jointly and severally, by Tribul Entities.   Any and all Settlement Payments and other payments for expenses made by Excel hereunder shall be made out of such funds as Excel may hold, from time to time, for the account of the Tribul Entities or as may be provided by the Tribul Entities.   Excel shall not be obligated to make any Settlement Payments for the account of Tribal Entities to any payee in the Merchant Program unless Tribul Entities shall have furnished Excel with the necessary funds for the discharge thereof.  For the avoidance of doubt, except to the extent of funds actually received by Excel from Tribul Entities pursuant to Section 3 above, Excel shall have no obligations or liabilities of whatsoever nature to any payees in the Merchant Program.

7.
Excel shall identify itself as the managing agent for Tribul Entities throughout the term of this Agreement.  Excel may act for itself and/or its affiliates, and/or render management and administrative services which are similar to the ISO Office Functions to other “merchant acquirers”, ISOs or super ISOs during the term of this Agreement, including activities and services  which are or may be competitive with the business of the Tribul Entities.

8.
The parties acknowledge that Excel is an independent contractor of Tribul Entities, and Tribul Entities shall not deduct any federal, state and local income withholding taxes from the monthly service fees payable to Excel pursuant to Section 2 above.  Nothing herein shall be deemed to create or establish a partnership, joint venture or association relationship among the parties.

9.
Excel shall be granted a limited, non-transferable, non-exclusive, royalty-free license and access to utilize Tribal Entities’ online systems for purposes of performing the ISO Office Functions during the term of this Agreement.

10.	During the term of this Agreement, Tribul Entities shall not enter into similar agreements with any third parties.

11.	Tribul Entities hereby, jointly and severally, represent and warrant to Excel as of the date hereof and throughout the term of this Agreement as follows:

(a)	Each of the Tribul Entities is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York.

(b)
The execution, delivery and performance of this Agreement by each Tribul Entity will not violate such Tribul Entity’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any agreement or other instrument to which it is a party or which is applicable to it or any of its assets.

(c)
This Agreement, assuming due authorization, execution and delivery by Excel, constitutes a valid, legal and binding obligation of each Tribal Entity, enforceable against such Tribal Entity in accordance with the terms hereof subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

(d)
No consent, approval, authorization or order, registration or filing with or notice to, any third party (including, without limitation Cynergy) or any governmental authority or court is required for the execution, delivery and performance by any Tribul Entity of this Agreement.

(e)
Each Tribul Entity is not in violation of, and its execution, delivery and performance of this Agreement will not constitute a violation of, any law, order or decress of any court or arbiter, or any order, regulation or demand of any foreign, federal, state or local governmental or regulatory authority.

(f)	No litigation is pending or, to the best of each Tribul Entity’s knowledge, threatened against any Tribul Entity except as set forth in Exhibit B attached hereto.

(g)
Each Tribul Entity has the full power and authority to enter into and consummate the transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

12.	Excel hereby represents and warrants to Tribul Entities as of the date hereof and throughout the term of this Agreement as follows:

(a)	Excel is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)
The execution, delivery and performance of this Agreement by Excel will not violate Excel’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any agreement or other instrument to which it is a party or which is applicable to it or any of its assets.

(c)
This Agreement, assuming due authorization, execution and delivery by Tribul Entities, constitutes a valid, legal and binding obligation of Excel, enforceable against Excel in accordance with the terms hereof subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

(d)
No consent, approval, authorization or order, registration or filing with or notice to, any third party or any governmental authority or court is required for the execution, delivery and performance by Excel of this Agreement.

(e)
Excel is not in violation of, and its execution, delivery and performance of this Agreement will not constitute a violation of, any law, order or decress of any court or arbiter, or any order, regulation or demand of any foreign, federal, state or local governmental or regulatory authority.

(f)	No litigation is pending or, to the best of Excel’s knowledge, threatened against Excel.

(g)
Excel has the full power and authority to enter into and consummate the transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

13.
Excel shall not be liable to any Tribul Entities or to any third parties for the acts or omissions of any Tribul Entity.   Tribul Entities shall, jointly and severally, indemnify, assume the defense of (if requested), and hold harmless Excel and its directors, officers, affiliates, employees, representatives and agents from every claim, loss, damage, injury, expense (including attorney’s fees), judgment, and liability of every kind, nature, and description (“Liability”) arising in whole or in part from the indemnifying party’s negligent, fraudulent, or illegal acts or omissions except to the extent such Liability results in whole or in part from the negligent, fraudulent, or illegal act or omission of the party requesting indemnification.  Subject to Section 14 below, Excel shall indemnify, assume the defense of (if requested), and hold harmless Tribul Entities and their respective directors, managers, officers, affiliates, employees, representatives and agents from every Liability arising in whole or in part from the indemnifying party’s negligent, fraudulent, or illegal acts or omissions except to the extent such Liability results in whole or in part from the negligent, fraudulent, or illegal act or omission of the party requesting indemnification.

14.
IN NO EVENT WILL EXCEL BE LIABLE TO TRIBUL ENTITIES OR ANY THIRD PARTY FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE OR FOR ANY REASON WAHTSOEVER REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT OR OTHERWISE EVEN IF ADVISED OF THAT POSSIBILITY.  Notwithstanding any provision in Section 13 above to the contrary, Excel’s indemnification obligations under this Agreement shall be subject to a maximum monetary cap equal to the aggregate fees actually received by Excel pursuant to Section 2 of this Agreement.

15.	This Agreement shall commence on the Effective Date and shall continue until terminated by either Excel or Tribul Entities upon thirty (30) days’ prior written notice to the other party(ies).

16.
The parties shall not assign any of their obligations or duties under this Agreement without the prior written consent of the other parties (except to the extent set forth in Section 2 above). This Agreement is binding upon and inures to the benefit of the successors and permitted assigns of the parties. Nothing in this Agreement shall be construed as giving any person, corporation, or other entity other than the parties any right, remedy, or claim under or in respect of this Agreement or any provision hereof (except to the extent set forth in Section 13 above).

17.
This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to the principles of conflicts of laws. Any and all disputes shall be subject to arbitration before the Commercial Section of the Arbitration Association of America, before a sole arbitrator based in Brooklyn or New York, New York.

18.
Notwithstanding Section 17 above, any party hereto may, at any time prior to the initial arbitration hearing pertaining to a dispute or controversy, seek by application to the United State District Court for the Southern or Eastern Districts of New York or the Supreme Court of New York (either Kings of NY County) any such temporary or provisional relief or remedy (“Provisional Remedy”) provided for by the laws of the United States or the laws of the State of New York as would be available in an action based upon such dispute or controversy in the absence of an agreement arbitrate. The parties acknowledge and agree that it is their intention to have any such application for a Provisional Remedy decided by the court to which it is made and that such application shall not be referred to or settled by arbitration.  No such application to either said court for a Provisional Remedy, nor any act or conduct by any party in furtherance of or in opposition to such application, shall constitute a relinquishment or waiver of any right to have the underlying dispute or controversy with respect to which such application is made settled by arbitration in accordance with Section 17.  The parties irrevocably consent to the exclusive jurisdiction of these courts for such disputes and the confirmation or vacation of any arbitration.

19.	The parties waive any right to a jury trial for any and all claims arising under this Agreement.

20.
This Agreement contains the entire agreement of the parties hereto, superseding any prior written or oral agreements between them on the same subject matter. Any change, modification, or waiver must be in writing and signed by all the parties hereto. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which together shall constitute one and the same instrument.

21.
Section 14 above and all other provisions in this Agreement that specify or by their context make evident that they are intended to survive the termination of this Agreement shall survive the termination or expiration of this Agreement.

22.	Each of the undersigned signatories represents that he or she is properly authorized to execute this Agreement on behalf of the respective parties.

TRIBUL MERCHANT SERVICES, LLC	EXCEL BUSINESS SOLUTIONS, INC.

TRIBUL, LLC

TRIBUL CASH, LLC

TRIBUL OF AMERICA, LLC

SECOND SOURCE FUNDING LLC

BY:	/s/ Same Chanin	BY:	/s/ David Popkin
Shmuel (“Sam”) Chanin		David (“Dave”) Popkin
CEO and Managing Member		CEO
DATE: June 7, 2013		DATE: June 7, 2013